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                                                                     EXHIBIT 3.1

                   CERTIFICATE OF DESIGNATION, PREFERENCES AND
                       RIGHTS OF SERIES C PREFERRED STOCK
                                       OF
                                INTELLICORP, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

        INTELLICORP, INC., a corporation (the "Corporation") organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), in accordance with the provisions of Section 103 thereof, HEREBY
CERTIFIES:

        That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors, on March 5, 2001, adopted the following resolution creating a series of 5,000 shares of Preferred Stock designated as Series C Preferred Stock.

               RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation and Section 151 of the DGCL, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

        1. Designation and Amount. The shares of such series shall be designated as "Series C Preferred Stock, par value $.001 per share" (the "Series C Preferred Stock"), and the number of shares constituting such series shall be 5,000.

        2. Dividend Rights.

               2.1. Priority. The holders of the Series C Preferred Stock shall be entitled to receive, in preference and priority to payment of any dividends on any other outstanding shares of the Corporation other than the Series A Preferred Stock and Series B Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, dividends on each outstanding share of Series C Preferred Stock, payable on July 15, 2001 for the period commencing March 1, 2001 and ending June 30, 2001 and quarterly thereafter on each November 1, February 1, May 1 and August 1 thereafter. Such dividends on the Series C Preferred Stock shall be at a rate of

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8% per annum ($80.00 per share annually, as pro rated for each dividend payment period, including the initial dividend payment period), unless a dividend is paid at a higher rate (determined on an as-if-converted to Common Stock basis) on any outstanding shares of the Corporation other than the Series A Preferred Stock, in which event the dividends on Series C Preferred Stock shall be paid at such higher rate (determined on an as-if-converted to Common Stock basis). The right to such dividends on the Series C Preferred Stock shall be cumulative. Except for dividends paid on the Series A Preferred Stock and the Series B Preferred Stock, no dividends shall be paid on any other outstanding shares of the Corporation while any dividend on shares of Series C Preferred Stock are not paid for the current period and for any prior period, and dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the date of issuance of such shares. Accumulated but unpaid dividends shall not bear interest. Dividends paid on shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of Series C Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof. Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all outstanding shares of Series C Preferred Stock contemporaneously. If any dividend is not paid on a dividend payment date, the holders of the Series C Preferred Stock shall be entitled, at their election, to have the dividend, when paid, paid in cash or in Common Stock of the Corporation, valued at 90% of the average closing bid price of the Corporation's Common Stock on the Nasdaq Stock Market for any 20 consecutive trading days preceding the dividend payment date through the date the dividend is paid.

               2.2. Payment. Dividends shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Series C Preferred Stock as shown on the books of the Corporation, or to such other address as such holder specifies for such purpose by written notice to the Corporation. The forwarding of such check shall satisfy all obligations of the Corporation with respect to such dividends, unless such check is not paid. For all dividend payments through February 1, 2002, the Corporation, at its option, may elect to pay the dividends in Common Stock of the Corporation, valued at 90% of the average closing bid price of the Corporation's Common Stock on the Nasdaq Stock Market for the 20 trading days preceding the dividend payment date so long as such Common Stock is, on the dividend payment date, registered with the United States Securities and Exchange Commission (the "Commission") for resale by the holder and properly listed on NASDAQ. If the Corporation elects to pay the first dividend payment in Common Stock, it shall notify the holders of Series C Preferred Stock on or before July 15, 2001.

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        3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or not, the holders of Series C Preferred Stock shall be entitled to receive, on a pari passu basis with the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock and before any amount shall be paid to holders of Common Stock, an amount per share equal to $1,000.00 (as adjusted for stock splits, combinations or similar events and hereafter referred to as "Original Issue Price") plus all accumulated and unpaid dividends, if any (the "Liquidation Amount"). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then subject to any prior payment to the holders of the Common Stock, such assets and surplus funds of the Corporation as are legally available for distribution shall be distributed ratably among the holders of Preferred Stock. If, upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of Preferred Stock of the preferential amount, assets or surplus funds remain in the Corporation, the holders of Common Stock shall be entitled to receive ratably all such remaining assets and surplus funds.

        4. Redemption. At any time on 30 days written notice given after March 8, 2004, at its option, the Corporation will have the right to redeem the Series C Preferred Stock by paying in cash the Liquidation Amount. The Series C Preferred Stock may also be redeemed under the circumstances described in
Section 6, "Change in Control" and Section 7.4 "Adjustments to Conversion Price" below.

        5. Voting Rights.

               (a) Except as specifically provided below, the Series C Preferred Stock shall have no voting rights. If the Corporation does not declare and pay eight quarterly dividend payments, then the holders of Series C Preferred Stock shall have the right to vote with the holders of Common Stock as one class on all matters submitted to the shareholders for a vote as follows: (i) the holders of Series C Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Series C Preferred Stock are convertible on the record date for the vote; and (ii) the holders of Common Stock shall have one vote per share of Common Stock.

               (b) Notwithstanding the provisions of paragraph (a), at each annual or special meeting called for the purpose of electing directors or by an action by written consent, the holders of Series C Preferred, voting as a single class, shall be entitled to elect one member of the Board of Directors, and the remaining directors shall be elected by the holders of Common Stock voting together as a single class. The provisions of this Section 3(b) shall expire and be of no further force or effect upon conversion or redemption of 75% of the outstanding shares of Series C Preferred pursuant to the provisions of Sections 4 and 7 hereof. In the case of any vacancy in the office of a

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director elected by the holders of Series C Preferred, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the holders of Series C Preferred given at a special meeting of such shareholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by the holders of Series C Preferred may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the Series C Preferred, given at a special meeting of such shareholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created, may be filled by the vote of the holders of a majority of the shares of the Series C Preferred represented at such meeting or by an action by written consent.

        6. Change in Control. If, prior to conversion or redemption in full of the Series C Preferred Stock, the Corporation shall consolidate with or merge with another corporation or engage in a similar transaction and the stockholders of this Corporation immediately prior to such merger or consolidation own and control less than 50% of the outstanding securities of the surviving corporation, or the Corporation shall sell all or substantially all of its assets for a consideration (apart from the assumption of obligations) consisting principally of securities or there occurs a purchase of 50% or more of the Common Stock of the Corporation by a person or group of related persons pursuant to a tender offer or otherwise (any such event, a "change in control"), the Corporation shall take such steps in connection with such change in control, as may be necessary to assure that the Series C Preferred Stock (or new preferred stock issued by the succeeding company with exactly the same terms as the Series C Preferred Stock) shall remain in effect and that the provisions of the Series C Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter issuable upon the conversion of the Series C Preferred Stock. In addition, in the event of a change in control, the Conversion Price (as defined in Section 7) shall become the lower of the Conversion Price in effect immediately prior to such change in control (as adjusted pursuant to the provisions of Section 7.3) or the price per share paid in the transaction resulting in the change in control.

        7. Conversion to Common Stock. The Series C Preferred Stock shall be convertible into Common Stock of the Corporation as follows:

               7.1. Right to Convert; Initial Conversion Price; Automatic Conversion.

                     7.1.1 Each holder of the Series C Preferred Stock will have the right at its option, at any time and from time to time, prior to redemption in full of the Series C Preferred Stock, to convert any or all of such Series C Preferred Stock (including any accumulated and unpaid dividends, whether or not declared) into fully-paid and non-assessable shares of the Corporation's Common Stock $.001 par value per share, at the conversion price as hereafter provided.

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                     7.1.2 If the amount of consideration payable to the holders of Common Stock per share paid in the change in control event is (i) at least two times the Original Conversion Price and (ii) is payable in the form of cash or freely marketable securities, then the Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price.

               7.2. Mechanics of Conversion.

                     7.2.1 To convert Series C Preferred Stock, in whole or in part as provided herein at the holder's election, a holder of Series C Preferred Stock shall give written notice to the Corporation (by means of first class U.S. mail or by facsimile addressed to the attention of the President) of his intention to convert, stating the number of shares of Series C Preferred Stock and the amount of any accumulated and unpaid dividends that is to be converted and the name and address of each person in whose name a share or shares of Common Stock issuable upon such conversion is to be registered, such conversion to be effective on receipt of the notice of conversion.

                     7.2.2 As promptly as practical after the giving of notice to convert as herein provided, but in no event more than three business days, and the surrender of the certificates representing the shares of Series C Preferred Stock converted, the Corporation shall: (i) pay the holder (to the extent not converted as provided above) the amount of accrued and unpaid dividends on Series C Preferred Stock to the date on which such conversion is made, either in cash or by means of shares of Common Stock as set forth above; and (ii) deliver or cause to be delivered at its office or agency maintained for that purpose to or upon written order of the holder of the Series C Preferred Stock certificates representing the number of fully paid and nonassessable shares of Common Stock of the Corporation into which the Series C Preferred Stock is converted and, in the event of partial conversion, certificates representing the unconverted shares of Series C Preferred Stock, dated as of the date the Series C Preferred Stock is converted in part, and in all other respects identical to the Series C Preferred Stock converted.

                     7.2.3 The total number of shares of Common Stock into which a share of Series C Preferred Stock may be converted initially will be determined by dividing the Original Issue Price of $1,000.00 by the conversion price. The conversion price shall initially be $1.125 and shall be adjusted as provided in Paragraph 7.4 hereof, and as provided below (hereinafter called the "Original Conversion Price"). In the case of accumulated and unpaid dividends, the total number of shares of Common Stock into which such accumulated and unpaid dividends may be converted shall be determined by dividing the dollar amount of the accumulated and unpaid dividends to be converted by the value of the Common Stock determined in accordance with Paragraph 2.1 above, with, for this purpose, the date of conversion being the "date the dividend is paid" referred to in the final sentence of Paragraph 2.1.

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               7.3. Reserved Shares.

                     7.3.1 The Corporation covenants and agrees that it has reserved and shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuing such shares upon the conversion of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series C Preferred Stock outstanding. The Corporation covenants and agrees that the shares of its Common Stock delivered: (i) upon conversion of the Series C Preferred Stock; (ii) in payment of dividends; and (iii) on conversion of any accumulated and unpaid dividends shall, at the time of delivery of the certificates for such shares of Common Stock, be validly issued and outstanding and fully paid and nonassessable shares of Common Stock. The Corporation further covenants and agrees that it will pay when due and payable any and all Federal and state original issue taxes which may be payable in respect of the issue of the Series C Preferred Stock or any shares of Common Stock upon the conversion of Series C Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the transfer and delivery of Series C Preferred Stock, all such tax being payable by the holder of such Series C Preferred Stock at the time of surrender.

                     7.3.2 Each person in whose name any certificate for shares of Common Stock is issuable upon the conversion of Series C Preferred Stock or any accumulated and unpaid dividends shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on the date upon which notice of conversion was given in accordance with Paragraph 7.2, notwithstanding that the date of such notice is a date upon which the stock transfer books of the Corporation are then closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the holder of the Series C Preferred Stock.

               7.4.  Adjustments to Conversion Price.

                     7.4.1 In case the Corporation shall, at any time or from time to time after the date of issuance of the Series C Preferred Stock, issue any additional shares of Common Stock (or any security convertible into shares of Common Stock or any rights or options to purchase shares of Common Stock) for a consideration per share less than the Original Conversion Price in effect immediately prior to the issuance of such additional shares or without consideration, then, and thereafter successively upon each such issuance, the Original Conversion Price in effect immediately prior to the issuance of such additional shares shall forthwith be reduced to a price determined by dividing:

                                (a) An amount equal to the sum of: (i) the
number of shares of Common Stock outstanding immediately prior to such issuance multiplied by

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the then existing Conversion Price; plus (ii) the consideration, if any, received by the Corporation upon such issuance, by

                                (b) The total number of shares of Common Stock
outstanding immediately after the issuance of such additional shares.

                     7.4.2 The Corporation shall not be required to make any adjustment of the Original Conversion Price in accordance with Section 7.4.1 if the amount of such adjustment shall be less than $.01, but in such case, any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment of the Original Conversion Price which, together with all adjustments thereof so carried forward, shall amount to not less than $.01.

                     7.4.3 For the purpose of adjustments under Section 7.4.1, the following provisions shall also be applicable:

                                (a) In the case of the issuance of additional
shares of Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the cash proceeds received for such shares without deducting any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with, the issuance of such shares.

                                (b) In case of the issuance (otherwise than upon
conversion of Series C Preferred Stock) of additional shares of Common Stock for a consideration other than cash or a consideration a part of which shall be other than cash, the amount of the consideration shall be determined in good faith by the Board of Directors of the Corporation.

                                (c) In the case of the issuance by the
Corporation after the date of issuance of the Series C Preferred Stock, of any security that is convertible into shares of Common Stock or any rights or options to purchase shares of Common Stock: (i) the Corporation shall be deemed to have issued the maximum number of shares of Common Stock deliverable upon the exercise of such rights or options or upon conversion of such securities; and
(ii) the consideration therefor shall be deemed to be the sum of (x) the consideration received by the Corporation for such convertible securities or for such other rights or options as the case may be, without deducting therefrom any expenses or commissions incurred or paid by the Corporation for any underwriting or issuance of such convertible security or right or option, plus (y) the consideration or adjustment payment to be received by the Corporation in connection with such conversion, plus (z) the minimum price at which shares of Common Stock are to be delivered upon the exercise of such rights or options, or, if no minimum price is specified and such shares are to be delivered at the option price related to the market value of the subject shares, an option price bearing the same relation to the market value of the subject

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shares at the time such rights or options were granted; provided, that as to such options such further adjustment as shall be necessary on the basis of the actual option price at the time of exercise shall be made at such time if the actual option price is less than the aforesaid assumed option price.

                                (d) For the purpose hereof, any additional
shares of Common Stock issued as a stock dividend shall be deemed to have been issued for no consideration.

                                (e) The number of shares of Common Stock at any
time outstanding shall include: (i) all outstanding common stock of the Corporation; and (ii) the aggregate number of shares deliverable in respect of the convertible securities, rights and options referred to in this Section 7.4; provided, that to the extent that any such options, warrants or conversion privileges are not exercised, such shares shall be deemed to be outstanding only until the expiration dates of the rights, options or conversion privilege or the prior cancellation thereof. Notwithstanding the foregoing, there shall not be taken into account, for the purpose of any computation made pursuant to Section 7.4, whether for the determination of the number of shares of Common Stock issued or outstanding on or prior to any date, or otherwise: (i) any options, warrants or rights to purchase shares of Common Stock of the Corporation in existence on the date of issuance of the Series C Preferred Stock; (ii) options to purchase up to 5,283,805 shares of Common Stock approved by the Board of Directors; (iii) any options granted to directors of the Corporation pursuant to the automatic grants of the Nonemployee Director Plan, as currently in effect, where the exercise price has been discounted to reflect forgiven director fees; or (iv) any shares of Common Stock issued upon the exercise of any such options, warrants or conversion rights.

                     7.4.4 If at any time or from time to time the Corporation shall by subdivision, consolidation or reclassification of shares, or otherwise, change as a whole, the outstanding shares of Common Stock into a different number or class of shares, the shares issuable: (i) upon conversion of the Series C Preferred Stock; (ii) in payment of dividends; and (iii) on conversion of any accumulated and unpaid dividends, and the Original Conversion Price per share, shall be proportionately and correspondingly adjusted.

                     7.4.5 In case the Corporation shall declare a dividend upon the Common Stock payable otherwise than out of earnings or earned surplus and otherwise than in Common Stock, the Original Conversion Price in effect immediately prior to the declaration of such dividend shall be reduced by an amount equal, in the case of a dividend in cash, to the amount thereof payable per share of the Common Stock, or in the case of any other dividend, to the fair value thereof per share of the Common Stock as determined, in good faith, by the Board of Directors of the Corporation. For the purposes of the foregoing, a dividend other than in cash shall be considered payable out of earnings


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or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Corporation. Such reductions shall take effect as of the date as of which the holders of Common Stock of record are entitled to such dividend.

                     7.4.6 Irrespective of any adjustments or changes in the Conversion Price or the number of shares of Common Stock actually issuable: (i) on conversion of the Series C Preferred Stock; (ii) in payment of dividends; and
(iii) on conversion of any accumulated and unpaid dividends, the Series C Preferred Stock shall continue to express the Conversion Price per share and the number of shares issuable thereunder as expressed in Series C Preferred Stock when initially issued.

                     7.4.7 The Corporation shall promptly give notice to the holders of Series C Preferred Stock of any change in the Original Conversion Price of the Series C Preferred Stock and any change in the number of shares of Common Stock issuable in payment of dividends and on conversion of any accumulated and unpaid dividends, and the method of calculation thereof, but in no event more than 10 days following the event triggering such change. The Corporation shall give the holder of Series C Preferred Stock at least 10 days advance notice of any cash dividends, rights offerings and other transactions directly for the benefit of holders of Common Stock of the Corporation.

                     7.4.8 If the average closing bid price per share of the Corporation's Common Stock for the five (5) trading days immediately preceding the six month anniversary of the sale of the first share of Series C Preferred (the "Reset Date") is less than the Original Conversion Price, then, the Original Conversion Price shall be reduced to the Reset Price, subject to stockholder approval as required under NASD Rule 4350(i)(1)(D). For purposes of this Section 7.4.8, the "Reset Price" shall be defined as the higher of (a) $0.84 or (b) the average closing bid price per share of the Common Stock for the five (5) trading days immediately preceding the six month anniversary of the sale of the first share of Series C Preferred, not to exceed $1.125. Notwithstanding the above, the Corporation shall not be obligated to reduce the Original Conversion Price to the Reset Price if it will result in the issuance of an aggregate number of shares of Series C Preferred, calculated on an as converted basis, which exceeds 19.9% of the number of shares of Common Stock issued and outstanding on the Reset Date without obtaining stockholder approval of such excess issuance.

                     If stockholder approval is necessary to effect the adjustment of the Original Conversion Price and such approval is not obtained within the earlier of 75 days of the Reset Date or the Company's 2001 annual stockholders meeting, the holders of outstanding shares of the Series C Preferred may request (the "Redemption Request") that the Corporation redeem that number of Series C Preferred (the "Redemption Shares") as will allow adjustment of the Initial Conversion Price to the Reset Price for the remaining Series C Preferred without obtaining stockholder approval. Upon receiving

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the Redemption Request, the Corporation shall redeem the Redemption Shares by paying in cash the Liquidation Amount for such shares and immediately upon such redemption the Initial Conversion Price shall be adjusted to the Reset Price. The redemption of shares of Series C Preferred shall be pro rata among the holders of the Series C Preferred.

                     For purposes of this Section 7.4.8, the closing bid price shall mean the closing bid price of the Common Stock on the principal United States securities exchange or trading market on which the Common Stock is listed or traded as reported by Bloomberg Financial Markets, or a comparable financial reporting service of national reputation selected by the Corporation.



                     IN WITNESS WHEREOF, IntelliCorp, Inc. has caused this Certificate to be signed by Kenneth H. Haas, its Chief Executive Officer, on this 7th day of March, 2001.


                                 IntelliCorp, Inc.



                                 By: /s/ Kenneth H. Haas
                                    -------------------------------------------
                                     Kenneth H. Haas, Chief Executive Officer




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